Exhibit 99.1

KEYSPAN                                                                   NEWS
--------------------------------------------------------------------------------
KeySpan Corporation                                        For Immediate Release


Contacts:    Investors                                       Media Relations
             George Laskaris                                 Jody Fisher
             718.403.2526                                    718.403.2503


                      KeySpan Announces 1st Quarter Results
                      -------------------------------------
           KeySpan/National Grid Transaction Moving Forward as Planned
          1st Quarter Results Impacted by Extremely Mild Winter Weather


Brooklyn, New York, May 4, 2006 - KeySpan Corporation (NYSE: KSE) announced consolidated earnings of $208.0 million or $1.19 per share for the first quarter of 2006, as compared to $234.4 million or $1.45 per share for the same period last year. These first quarter results reflect the very warm weather experienced in 2006 as compared to a very cold first quarter last year. The 15% difference in degree days impacted the results of KeySpan's large gas distribution business. In addition, this quarter includes the $0.10 per share dilutive impact of the May 2005 equity issuance of 12.1 million shares associated with the conversion of the MEDS Equity Units. The excellent performance of the electric services segment partially mitigated the impact of warm weather during the quarter.


"In spite of one of the warmest first quarters on record which impacted the gas distribution results, gas customer growth is ahead of plan, and we are on track to achieve $50 million in new gross profit margin this year," said Robert B. Catell, Chairman and CEO. "Reinforcing the balanced nature of our portfolio, the electric business segment produced strong results which benefited from the dual fuel capability of our generating plants. As a result of our maintenance and upgrading, our gas and electric systems performed reliably during the winter heating season. In addition, we continued to maintain our strong financial position with the debt to total capitalization ratio below 50%."

As previously reported, on February 27, 2006, KeySpan announced it had reached an agreement to be acquired by National Grid, a large multi-national energy company based in the United Kingdom. At the conclusion of the transaction in early 2007, the new combined company will be the third largest gas and electric energy delivery utility in the nation and part of one of the largest global energy delivery companies.

"Our transaction with National Grid is moving forward," said Mr. Catell. "This transaction will deliver significant value to shareholders and provide benefits to customers of both companies. I am looking forward to KeySpan becoming an important part of one of the largest and most efficient energy companies in the world. It's anticipated that the required regulatory filings will be made in the next two months."

Operating income was $389.1 million in the first quarter, a reduction of approximately $50 million or 11% below 2005. The main driver of this decrease was the gas distribution business, which was impacted by both very warm weather and high gas prices which reduced consumption. On the other hand, the Electric Services segment benefited from the company's regular practice of locking in favorable energy prices in the NYC energy market. The Energy Services segment improvement reflects enhanced profitability in the home energy services business.

Segment Highlights

Results from continuing operations in 2005 and 2004 are reported on an Operating Income basis as follows:

-------------------------------------------------------------------------- -------------------- ---------------------
                 Operating Income / (Loss) [$ millions]                     1st Quarter 2006      1st Quarter 2005
                 --------------------------------------                     ----------------      ----------------
-------------------------------------------------------------------------- -------------------- ---------------------
Gas Distribution                                                                         336.4                 391.9
-------------------------------------------------------------------------- -------------------- ---------------------
Electric Services                                                                         65.0                  51.0
-------------------------------------------------------------------------- -------------------- ---------------------
Energy Investments                                                                         3.0                   6.4
-------------------------------------------------------------------------- -------------------- ---------------------
Energy Services                                                                           (0.4)                 (2.8)
-------------------------------------------------------------------------- -------------------- ---------------------
Total Operating Segments                                                                 404.0                 446.5
-------------------------------------------------------------------------- -------------------- ---------------------
Other                                                                                    (14.9)                 (7.8)
                                                                                         ------                 -----
-------------------------------------------------------------------------- -------------------- ---------------------
Total Operating Income                                                                   389.1                 438.7
-------------------------------------------------------------------------- -------------------- ---------------------

Key Operating Income Drivers by Segment

o The Gas Distribution segment, which serves New York City, Long Island and New England, reported lower operating income of $336 million in the quarter, compared to $392 million for the same period last year, due to the impact of extremely warm weather and substantially higher gas prices. In spite of these conditions, the company continued to add customers as KeySpan completed approximately 9,600 gas installations during the quarter, adding approximately $9 million in new gross profit margin. Net revenues, year over year, for the quarter decreased $46 million, as the favorable impact of load growth additions was more than offset by lower usage per customer resulting from the warm weather and higher gas prices. These results include the positive impact of $25 million from the weather normalization adjustments for our New York and Long Island service territories, which did not fully mitigate the effect of the extremely warm weather. For the quarter, weather was 15% warmer than last year across all our territories and for January, which is usually one of our coldest months, weather was approximately 30% warmer than last year. In addition, operating expenses increased $9.5 million, primarily due to a larger provision for uncollectible accounts receivable driven by higher gas prices and employee benefit related expenses.

o The Electric Services segment reported operating income of $65 million for the first quarter, which was $14 million or 27% higher than the same period last year. This segment owns and operates generation in the New York City and Long Island "load pockets" and manages the Long Island Power Authority's transmission and distribution system under long-term contracts. Electric Services benefited primarily from increased energy margins of $38 million from the Ravenswood generating plant. These results were partially offset by a decrease in capacity revenues and an increase in operating expenses associated with higher depreciation charges and property taxes.

o The Energy Investments segment reported operating income of $3 million, compared to $6.4 million for the same period in 2005. This segment includes the Company's complementary assets in natural gas pipelines, storage and other energy related investments as well as our Seneca Upshur gas exploration and production operations. The variation in earnings between the periods is primarily due to a reduction in earnings from the Company's interest in the Premier pipeline company which was sold in 2005.

o The Energy Services segment includes companies that provide energy related services to homes and businesses in the New York City and Boston metropolitan areas. This segment met company expectations, achieving a minor seasonal operating loss of $0.4 million for the first quarter, as compared to a loss of $2.8 million incurred last year. This improved performance reflects improved performance in the Home Energy Services business as well as lower operation expenses.

Financial Update

Despite rising interest rates, the Company was able to keep interest expense flat for the quarter over the same period last year. This reflects the success of KeySpan's interest rate risk mitigation policy, where 85% of our debt is now fixed, limiting our exposure to rising interest rates. In addition, our gas commodity hedging program, which we normally conduct to mitigate price volatility, has reduced our working capital requirements for the quarter.

At the end of the first quarter, the Company's debt to total capitalization ratio improved to 48.9%, as compared to 50.7% at year-end.

The Company declared an increased quarterly common stock dividend of $0.465 per share, payable February 1, 2006, to shareholders of record as of January 12, 2006. This dividend payment reflects an annual increase of $0.04 per share over last year's dividend, and is the Company's 32nd consecutive period of paying a dividend as KeySpan, as KeySpan continues to build upon its long-standing commitment of dividend payments to its shareholders. The new annual dividend rate of $1.86 per share is supported by the Company's strong cash flows and provides a yield to shareholders of approximately 4.5%.

2006 Earnings Outlook

In light of the pending National Grid/KeySpan transaction and the widespread integration efforts being undertaken, the Company believes it is no longer relevant to comment on guidance.

KeySpan and LIPA had reached agreement on the extension of the Management Services Agreement, modification of the Generation Purchase Rights Agreement and the resolution of certain outstanding items. On February 1, 2006, KeySpan and LIPA entered into these modified agreements, subject to approval by governmental authorities. Following the announcement of the proposed transaction, LIPA, National Grid and KeySpan have engaged in discussions concerning the impact of the transaction on LIPA's operations.


"Our first quarter was impacted by the extremely mild weather. As we enter the summer season, our generating plants are in excellent condition and we are well prepared to meet demands of the upcoming cooling season," said Mr. Catell. "We are very focused on successfully completing the transaction with National Grid and becoming part of a large, strong company that will benefit shareholders, customers and employees. I am very pleased and proud at how well the two organizations are working together to effect this combination."

--------------------------------------------------------------------------------
Investors are invited to listen to the KeySpan Corporation 2005 1st Quarter Earnings Conference Call on:

Thursday, May 4, 2006, at 10:30 AM (EST)

Live Dial-In Number: (800)946-0786
International Dial Number: (719)457-2662

Replay will begin two hours after completion of the call until May 11, 2006 Replay Number: (888)203-1112
International Replay Number: (719)457-0820
Conference Call ID: 5035481

Audio webcast available at http://investor.keyspanenergy.com
--------------------------------------------------------------------------------

A member of the Standard & Poor's 500 Index, KeySpan Corporation (NYSE:KSE) is the largest distributor of natural gas in the Northeast United States, operating regulated gas utilities in New York, Massachusetts and New Hampshire, serving
2.6 million customers. These customer-focused businesses are complemented by a portfolio of service companies which offer energy-related products, services and solutions to homes and businesses.

KeySpan is also the largest electric generator in New York State. The Company owns approximately 6,650 megawatts of generating capacity, providing power to
1.1 million customers of the Long Island Power Authority on Long Island and supplying approximately 25 percent of New York City's capacity needs. In addition to these assets, KeySpan has strategic investments in pipeline transportation, distribution and storage. KeySpan has headquarters in Brooklyn, New England and Long Island. For more information, visit KeySpan's web site at www.keyspanenergy.com.


Certain  statements  contained  herein  are  forward-looking  statements,  which reflect numerous assumptions and estimates and involve a number of risks and uncertainties. For these statements, we claim the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. There are possible developments that could cause our actual results to differ materially from those forecasted or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this filing. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are: general economic conditions, especially in the Northeast United States; available sources and costs of fuel; volatility of energy prices in a deregulated market environment as well as in the source of natural gas and fuel used to generate electricity; potential write-down of the carrying value of our investment in certain unregulated subsidiaries and natural gas properties when natural gas prices are depressed or if we have significant downward revisions in our estimated proved gas reserves; federal and state regulatory initiatives that increase competition, threaten cost and investment recovery and impact rate structure; our ability to successfully reduce our cost structures; implementation of new accounting standards; the degree to which we develop unregulated business ventures, as well as federal and state regulatory policies affecting our ability to retain and operate those business ventures; our ability to identify and make complementary acquisitions, as well as the successful integration of those acquisitions; inflationary trends and interest rates; and risks detailed from time to time in reports and other documents filed by us with the Securities and Exchange Commission.

                  KeySpan Corporation
           Consolidated Statement of Income

----------------------------------------------------------------------------------------------
                                                             Three Months Ended Mar. 31,
(In Millions of Dollars, Except Per Share Amounts)            2006                 2005
----------------------------------------------------------------------------------------------
Revenues
     Gas Distribution                                       $ 2,180.1             $ 2,025.5
     Electric Services                                          424.8                 400.4
     Energy Services                                             48.4                  44.5
     Energy Investments                                           7.8                  10.1
                                                        --------------------------------------
Total Revenues                                                2,661.1               2,480.5
                                                        --------------------------------------
Operating Expenses
     Purchased gas for resale                                 1,511.4               1,308.8
     Fuel and purchased power                                   130.0                 133.1
     Operations and maintenance                                 406.0                 387.2
     Depreciation, depletion and amortization                   110.3                 106.1
     Operating taxes                                            118.2                 111.9
                                                        --------------------------------------
Total Operating Expenses                                      2,275.9               2,047.1
Income from equity investments                                    3.4                   5.3
Sale of assets                                                    0.5                     -
                                                        -----------------    -----------------
Operating Income                                                389.1                 438.7
                                                        --------------------------------------
Other Income and (Deductions)
     Interest charges                                           (66.2)                (60.0)
     Gain on sale of investments                                    -                   4.1
     Cost of debt redemption                                        -                 (20.9)
     Other                                                       11.4                   9.1
                                                        --------------------------------------
Total Other Income and (Deductions)                             (54.8)                (67.7)
                                                        --------------------------------------
Income Taxes
     Current                                                    159.4                 128.8
     Deferred                                                   (33.1)                  6.5
                                                        --------------------------------------
Total Income Taxes                                              126.3                 135.3
                                                        --------------------------------------
Earnings (loss) from continuing operations                      208.0                 235.7
Discontinued Operations
    Loss from discontinued operations, net of tax                   -                  (2.2)
    Gain on disposal, net of tax                                    -                   2.2
                                                        --------------------------------------
Loss from discontinued operations                                   -                     -
                                                        --------------------------------------
Net Income (loss)                                               208.0                 235.7
Preferred stock dividend requirements                               -                   1.3
                                                        --------------------------------------
Earnings (loss) for Common Stock                            $   208.0             $   234.4
                                                        ======================================
Basic Earnings (loss) Per Share:
  Continuing Operations,
         less preferred stock dividends                          1.19                  1.45
  Discontinued Operations                                           -                     -
                                                        --------------------------------------
Basic Earnings (loss) Per Share                             $    1.19             $    1.45
                                                        ======================================
Diluted Earnings (loss) Per Share
  Continuing Operations,
         less preferred stock dividends                     $    1.18             $    1.44
  Discontinued Operations                                           -                     -
                                                        --------------------------------------
Diluted Earnings (loss) Per Share                           $    1.18             $    1.44
                                                        ======================================
Average Common Shares Outstanding (000)                       174,704               161,125
Average Common Shares Outstanding - Diluted (000)             176,953               162,245
----------------------------------------------------------------------------------------------

                               KeySpan Corporation
                        Consolidated Statement of Income
                        Three Months Ended March 31, 2006
                            (In Millions of Dollars)


                                                                                                 Total
                                         Gas          Electric        Energy       Energy      Operating   Reconcil-       Total
                                    Distribution      Services      Investments   Services      Segments    iations    Consolidation
                                  --------------------------------------------------------------------------------------------------
 Unaffiliated Revenues                   2,180.1         424.8              7.8       48.4       2,661.1          -       2,661.1
 Intersegment Revenues                         -             -              1.3        2.5           3.8       (3.8)            -
                                  --------------------------------------------------------------------------------------------------
                                         2,180.1         424.8              9.1       50.9       2,664.9       (3.8)      2,661.1
                                  --------------------------------------------------------------------------------------------------

 Operation Expenses
 Purchased Gas                           1,512.6             -                -          -       1,512.6       (1.2)      1,511.4

 Purchased Fuel                                -         130.0                -          -         130.0          -         130.0

 Operations and Maintenance                190.4         155.3              6.7       48.9         401.3        4.7         406.0

 Depreciation, Depletion and
  Amortization                              75.9          27.1              1.7        2.0         106.7        3.6         110.3

 Operating Taxes                            64.8          47.4              1.3        0.4         113.9        4.3         118.2

                                  --------------------------------------------------------------------------------------------------
 Total  Operating Expenses               1,843.7         359.8              9.7       51.3       2,264.5       11.4       2,275.9
                                  --------------------------------------------------------------------------------------------------

 Income From Equity Investments                -             -              3.4          -           3.4          -           3.4

 Gain (Loss) on Sale of Assets                 -             -              0.2          -           0.2        0.3           0.5

                                  --------------------------------------------------------------------------------------------------
 Operating Income                          336.4          65.0              3.0       (0.4)        404.0      (14.9)        389.1
                                  ==================================================================================================

                               KeySpan Corporation
                        Consolidated Statement of Income
                        Three Months Ended March 31, 2005
                            (In Millions of Dollars)


                                                                                              Total
                                         Gas         Electric        Energy       Energy     Operating    Reconcil-         Total
                                    Distribution     Services      Investments   Services    Segments     iations      Consolidation
                                   -------------------------------------------------------------------------------------------------
 Unaffiliated Revenues                   2,025.5        400.4             10.1      44.5      2,480.5            -         2,480.5
 Intersegment Revenues                         -          4.6                -       2.6          7.2         (7.2)              -
                                   -------------------------------------------------------------------------------------------------
                                         2,025.5        405.0             10.1      47.1      2,487.7         (7.2)        2,480.5
                                   -------------------------------------------------------------------------------------------------

 Operation Expenses
 Purchased Gas                           1,313.4            -                -         -      1,313.4         (4.6)        1,308.8

 Purchased Fuel                                -        133.0              0.1         -        133.1            -           133.1

 Operations and Maintenance                181.7        153.6              6.5      47.6        389.4         (2.2)          387.2

 Depreciation, Depletion and
  Amortization                              76.8         22.8              1.3       1.9        102.8          3.3           106.1

 Operating Taxes                            61.7         44.6              1.1       0.4        107.8          4.1           111.9

                                   -------------------------------------------------------------------------------------------------
 Total  Operating Expenses               1,633.6        354.0              9.0      49.9      2,046.5          0.6         2,047.1
                                   -------------------------------------------------------------------------------------------------

 Income From Equity Investments                -            -              5.3         -          5.3            -             5.3

                                   -------------------------------------------------------------------------------------------------
 Operating Income                          391.9         51.0              6.4      (2.8)       446.5         (7.8)          438.7
                                   =================================================================================================